Portman
Limited

ACN 007 871 892
ABN 22 007 871 892

26 October 2006

Level 11
The Quadrant
1 William Street
Perth 6000
Western Australia
GPO Box W2017
Perth, 6001
Tel: 61 8 9426 3333
Fax: 61 8 9426 3344

(11 pages in total)

The Announcements Officer
Australian Stock Exchange (Sydney) Limited
Level 10
20 Bond Street
SYDNEY NSW 2001

Electronically Lodged

Dear Sir

NEWS RELEASE

QUARTERLY REPORT FOR THE PERIOD ENDED 30 SEPTEMBER 2006

Please find attached Portman’s Quarterly Report for the period ended 30 September 2006.

Yours faithfully

/s/ L. A. Kipfstuhl

L. Kipfstuhl
COMPANY SECRETARY

PORTMAN LIMITED P

A.B.N. 22 007 871 892

QUARTERLY REPORT FOR THE PERIOD ENDED
30 SEPTEMBER 2006

HIGHLIGHTS

Earnings

Marketing

Product demand remains strong, supported by record Chinese September iron ore imports.

Koolyanobbing Project

Steady improvement in processing plant performance closes in on targeted 8Mtpa production rate.

Increase in mine and port stocks to the volumes necessary to sustain optimum 8Mtpa rail and port stockpile position.

New mining equipment mobilised to assist in ramp up of daily material movement at Windarling and Mt Jackson.

Cockatoo Island Project (100%)

Planned shipments increased to three per month as Stage 2 waste removal is completed and higher capacity mining equipment introduced.

Stage Three Feasibility Study continues with focus on the volume of ore recoverable from various options.

Drilling program confirms orebody for Stage Three subject to geotechnical drilling program.

PORTMAN LIMITED P
A.B.N. 22 007 871 892

1.0 PORTMAN REPORTS RECORD THIRD-QUARTER EARNINGS

Portman Limited (ASX:PMM) today reported third-quarter 2006 unaudited net profit of $30.3 million or 17.2 cents per share (all per-share amounts are “diluted”), a record, versus net profit before transaction costs of $25.7 million or 14.7 cents per share in 2005. Net profit for the nine months ended in 2006 was a record $82.6 million or 47.0 cents per share, versus net profit before transaction costs of $71.1 million or 40.5 cents per share.

Following is a summary:

	(In Millions Except Per Share)
	Third Quarter		9 Months Ending
	2006	2005	2006	2005
Sales Tonnes	1.9	1.7	5.2	4.7
Sales Revenue	$129.0	$102.1	$337.8	$261.7
Net profit before transaction costs:
Amount	30.3	25.7	82.6	71.1
Cents per share	17.2	14.7	47.0	40.5
Expenses related to the transaction after tax:
Amount				(5.3)
Cents per share				(3.0)
Net profit:
Amount	$30.3	$25.7	$82.6	$65.8

Cents per share	$17.2	$14.7	$47.0	$37.5

Third Quarter

The increase in net profit before transaction costs of $4.6 million was comprised of a $6.5 million increase in pre-tax profit, net of $1.9 million increase in income taxes. The pre-tax earnings increase of $6.5 million was due primarily to increased sales revenue, $26.9 million, partially offset by increased cost of goods sold $18.3 million, and increased shipping & selling costs $3.1 million. The mark to market adjustment for the hedge book was unfavourable $0.4 million, reflecting the fair value movement in the time value of option based hedges.

•	Sales revenue increased by $26.9 million due to a 19% increase in the 2006 international ore price $20.9 million, higher sales volume, $11.9 million, partially offset by exchange rate effects of $3.7 million and an unfavourable sales mix of $2.2 million.

•	Cost of goods sold increased $18.3 million, primarily due to higher waste removal $6.8 million, unfavourable rise and fall and spending cost $6.8 million and increased sales volume $4.7 million.

•	Shipping and selling costs increased by $3.1 million primarily due to increased sales royalties.

First 9 Months Ending

The increase in net profit before transaction costs of $11.5 million was comprised of a $16.4 million increase in pre-tax profit, net of $4.9 million increase in income taxes. The pre-tax earnings increase of $16.4 million was due primarily to increased sales revenue, $76.1 million, partially offset by increased cost of goods sold $54.5 million, and increased shipping & selling costs $8.3 million. The mark to market adjustment for the hedge book was favourable $2.6 million.

•	Sales revenue increased by $76.1 million due to a 19% increase in the 2006 international ore price $60.6 million, higher sales volume, $27.3 million, partially offset by exchange rate effects of $11.0 million and an unfavourable sales mix of $0.8 million.

•	Cost of goods sold increased $54.5 million, primarily due to an unfavourable rise and fall and spending cost $27.5 million, higher waste removal $17.9 million and increased sales volumes $9.1 million.

•	Shipping and selling costs increased by $8.3 million primarily due to increased sales royalties.

Capital Expenditure

The Company’s capital expenditure program for 2006 including the completion of the approved expansion to 8 million tonnes per annum and new profit improvement and other sustaining capital items, is estimated to total $38.9 million, which is being funded from current cash flow. Capital expenditures in 2005 totalled $76.9 million.
Minor plant adjustments continue to be made to improve the operation of the expanded plant. Portman expects to be shipping at close to an 8.0 million tonne rate in the fourth quarter.

Liquidity

At September 30, 2006, Portman had $99.7 million of cash and cash equivalents and $5.0 million in held to maturity investments. At December 31, 2005, Portman had $74.5 million of cash and cash equivalents. The $30.2 million increase in liquid assets primarily reflects increased sales prices and sales volumes.

Outlook

Richard Mehan, Managing Director, commented that good system-wide progress toward the stated objective of sustaining an 8Mtpa production rate had occurred during the quarter. We need to continue our focus on improving plant performance while continuing to work on reducing operating costs.

Accounting Change

Effective 1 January 2006, Portman changed its accounting policy to expense exploration expenditures and deferred waste as incurred. The prior period comparative has been restated as if this policy has applied.

2.0	PORTMAN IRON ORE
	2.1	Koolyanobbing Project

		2.1.1.	Production

Production and shipments for the quarter were as follows:

	Actual	Actual	Actual
	Sept Qtr 2006	YTD 2006	Sept Qtr 2005
-
Koolyanobbing Iron Ore Project
	-	-	-
Waste: (bcm)
Koolyanobbing	484,113	1,470,461	412,878
Mt Jackson	344,964	933,610	366,718
Windarling	2,492,676	5,925,719	1,500,503
Total Waste	3,321,753	8,329,790	2,280,099

Ore Mined: (wmt)

Koolyanobbing	557,260	1,214,702	300,374

Mt Jackson	646,880	1,939,737	697,246

Windarling	657,360	2,114,776	607,410

Total Ore Mined	1,861,500	5,269,215	1,605,030

Ore Processed: (wmt)

Lump	1,011,664	2,586,336	785,164

Fines	881,992	2,288,183	735,422

Total Ore Processed	1,893,656	4,874,519	1,520,586

Ore Railed: (wmt)

Lump	995,849	2,755,635	784,748

Fines	826,795	2,156,649	740,949

Total Ore Railed	1,822,644	4,912,284	1,525,697

Ore Shipped: (wmt)

Lump	990,519	2,533,179	819,328

Fines	744,419	2,117,091	775,200

Total Ore Shipped	1,734,938	4,650,270	1,594,528

2.1.2.	Project Development

•	Customers finalised invoices for year to date 2006 shipping, based on the new international benchmark prices.

•	Improved plant throughput to 8Mtpa rate by end September on 14 day moving average. As a result mine and port stocks have been lifted to levels required to sustain a 8Mtpa operation.

•	Some additional equipment and increased manning being mobilised to lift Windarling / Mt Jackson output to target levels.

•	Windarling airstrip operational providing improved fly-in, fly-out capability.

•	Increased throughput provides the opportunity to lift fourth quarter sales.

•	Port and rail operations were satisfactory during the quarter.

Cockatoo Island

•	All waste from Stages 1 & 2 of the seawall project has been removed. A larger excavator and production drill have commenced operations. Combined with favourable mining conditions, the monthly shipment target has been lifted from 115,000 to 135,000 tonnes per month.

•	Feasibility work for a further extension of mining of the main orebody is underway. Evaluation of a Stage 3 mining project east of the existing seawall is underway, together with evaluation of a supplementary sheetpile wall in the Stage 2 pit being able to release additional tonnes for mining.

2.2.

Cockatoo Island Joint Venture (100%)

2.2.1.	Production

Production and shipments for the quarter were as follows:

	Actual	Actual	Actual
	Sept Qtr 2006	YTD 2006	Sept Qtr 2005
Cockatoo Island
Iron Ore Project

Waste (bcm)	45,016	184,547	135,485

Ore Mined (wmt)	520,974	1,098,965	292,571

Ore Produced (wmt)	384,091	992,752	322,187

Ore Shipped (wmt)	408,165	1,029,780	271,103

2.3	Exploration

Summary

The Koolyanobbing, Perrinvale and Cockatoo Island JV project areas have been the focus of exploration and resource estimation activity during the quarter. At the Koolyanobbing project infill and resource definition reverse circulation drilling comprised a total of 49 drill holes for 4,057 metres during the reporting period. Reconnaissance mapping of Portman’s Perrinvale exploration tenements progressed during the quarter. At Cockatoo Island a JORC-compliant resource estimate for a proposed Stage 3 development has been completed.

Koolyanobbing Project Area

A summary of drilling activity for the quarter is as follows:

Deposit/Prospect	Drill Type	# of Holes	Metres
F	Reverse Circulation	2	150

J2	Reverse Circulation	13	970

J5	Reverse Circulation	34	2937

	Diamond	1	68

	Total	50	4125

•	The final hole from the 2006 diamond drilling program was completed during the reporting period at the J5 prospect. Metallurgical testing of the PQ-sized drill core is underway.

•	Drilling at F deposit consisted of follow-up drilling to confirm the extent of laterite mineralization encountered in a drilling program earlier in the year. Results confirmed mineralization continuity.

•	The J2 deposit drilling consisted of in-pit drilling to enhance spatial control for proposed mining advance. Information from these holes will improve detailed mine scheduling.

•	The J5 prospect reverse circulation drilling is the initial portion of a resource definition program. Results of this drilling will provide sufficient detail for a JORC-compliant indicated-inferred resource estimate in the 4th Quarter 2006.

•	Updates of the C, F, J2 and W4 deposit geologic models based on combined 2005-2006 drilling results have been completed. The geologic models have been submitted to Golders & Associates for 4th Quarter 2006 JORC-compliant resource estimation updates.

Highlights of analytical results received during the reporting period include the following significant intercepts:

			Fe%	SiO2%	A12O3%	P	%	S	%

F Deposit

KFRC246	54	metres at	63.89	1.60	0.43		0.012	0.033		from	27	Metres

J2 Deposit

J2RC053	43	metres at	61.21	3.03	2.33		0.014	0.103		from	21	Metres

J2RC054	38	metres at	60.47	1.85	1.62		0.013	0.049		from	0	Metres

J2RC055	38	metres at	60.38	3.07	2.32		0.020	0.037		from	0	Metres

	40	metres at	61.90	2.62	1.47.		0.008	0.099		from	41	Metres

J2RC056	86	metres at	64.52	0.82	0.45		0.007	0.067		from	0	Metres

J2RC057	74	metres at	61.66	1.92	1.31		0.016	0.100		from	4	Metres

J2RC058	30	metres at	62.23	1.62	0.60		0.010	0.009		from	0	Metres

J2RC059	67	metres at	61.81	2.39	1.27		0.012	0.097		from	0	Metres

J2RC060	40	metres at	60.79	2.91	1.89		0.147	0.050		from	5	Metres

J2RC061	66	metres at	61.31	2.04	1.44		0.025	0.082		from	0	Metres

J2RC062	41	metres at	61.20	2.06	1.27		0.203	0.037		from	0	Metres

J2RC063	32	metres at	63.26	1.23	0.50		0.107	0.043		from	34	Metres

J2RC064	14	metres at	60.36	3.87	2.36		0.065	0.061		from	0	Metres

	23	metres at	60.80	5.91	0.83		0.037	0.223		from	49	Metres

J2RC065	32	metres at	63.87	1.72	0.95		0.083	0.241		from	1	Metres

J5 Prospect

J5RC048	14	metres at	61.26	1.09	0.27		0.517	0.039		from	71	Metres

J5RC049	17	metres at	60.89	2.28	0.84		0.297	0.059		from	81	Metres

J5RC053	35	metres at	63.30	2.87	0.28		0.250	0.080		from	55	Metres

J5RC055	17	metres at	65.65	2.23	0.31		0.166	0.012		from	18	Metres

J5RC058	38	metres at	61.56	5.57	0.88		0.203	0.023		from	19	Metres

J5RC059	12	metres at	60.79	3.83	0.98		0.272	0.038		from	56	Metres

	17	metres at	62.07	3.87	0.63		0.206	0.071		from	82	Metres

Perrinvale Project Area

The Perrinvale project area comprises two Portman exploration licences (E29/565 and E30/291) located approximately 90km west of Menzies. Prospect mapping continued in the quarter providing improved definition to previously mapped zones of iron mineralisation with several new zones being delineated. During the reporting period 164 rock chips were collected. The sampling included reconnaissance rock chipping, as well as systematic sampling of significant mineralised zones for future drill hole targeting. Assay results for 112 of the Perrinvale samples returned anomalous values exceeding 50% Fe, with 52 samples returning values greater than 58% Fe. The assays confirmed a number of the mapped mineralised zones warrant follow up RC drilling,

Project Area

The project area comprises one Portman exploration licence (E77/1143) granted earlier this year on the Johnston Range located approximately 30km north of Portman’s Windarling operations. Reconnaissance mapping has revealed several zones of strongly goethitic surface enriched iron formation. A total of 25 rock grab samples have been collected of which 17 assayed >58% Fe. The enrichment has been identified in several intensely dislocated and deformed BIF bands close to a major north-south trending fault. A reconnaissance RC drilling program is being planned to test the depth extent of surface enrichment.

Cockatoo Island Joint Venture

A resource definition reverse circulation drill program was conducted at Cockatoo Island during the prior quarter consisting of 39 drill holes for 1,608 metres. The results of this program have established the following JORC-compliant in-situ resource estimate for a Stage 3 eastern extension of the Seawall Hematite orebody:

Classification	RL range	M Tonnes	Fe%	SiO2%	Al2O3%	P%	S%
Indicated	+4 to -40m	5.30	69.0	0.62	0.32	0.005	0.003
Inferred	-40 to -50m	1.32	69.0	0.58	0.34	0.004	0.004
Total		6.62	69.0	0.61	0.32	0.005	0.003

The resource estimate has been generated by Portman and represents the tonnage and grade of a 600 metre in-situ extension of the Seawall Hematite unit east of the present Stage 2 development. A 67% Fe cut-off has been applied in the estimate. This eastern extension underlies the present fixed plant infrastructure at Cockatoo. A definitive feasibility study is underway assessing the technical and economic viability of developing the Stage 3 resource.

Yampi Joint Venture Farm-out

Portman has agreed to farm-out a set of 5 exploration licence applications to Plouton Resources, a registered private Australian company. The applications are distributed over the Collier Bay and Irvine Island areas of the Kimberley. The area was originally targeted by Portman for Cockatoo Island–style iron mineralization. Plouton has been granted the right to obtain a 50% interest in the tenements by bringing the applications to grant and expending $500,000 in exploration within the next 5 years.

Exploration Expenditure

	(000’s)
	Sept Qtr 2006	YTD 2006	Sept Qtr 2005
Koolyanobbing
Project $	1,248	3,386	893

Cockatoo Island (100%) $	99	518	17

The information in this report that relates to Exploration Results, Mineral Resources or Ore Reserves is based on information compiled by Mr R G Graber, who is a Member of the American Institute of Professional Geologists (AIPG), a ‘Recognised Overseas Professional Organisation’ included in a list promulgated by the ASX from time to time. Mr Graber is an employee of Cliffs Reduced Iron Management Company, a subsidiary of Cleveland-Cliffs Inc, and is seconded to the company. Mr Graber has sufficient experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which he is undertaking to qualify as a Competent Person as defined in the 2004 Edition of the “Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves’. Mr Graber consents to the inclusion in this report of the matters based on his information in the form and context in which it appears.

3.0	FOREIGN EXCHANGE HEDGING

Total residual foreign exchange cover for the Portman Group at 30 September 2006 was US$281.5M.

YEAR	2006	2007	2008	2009	TOTAL
Face Value US$M	58.50	137.50	62.50	23.00	281.50

Weighted Avg “Worst” Case Hedge Rate	0.7450	0.7592	0.7529	0.7612	0.7550

Portman Group’s current Foreign Exchange Policy, for all hedging, provides for:

•	Up to 12 months maturity:

Uncommitted Hedging:	Minimum 50% Maximum 90% of forecast USD sales

Committed Hedging:	Maximum 90% of forecast USD sales

•	12 to 24 months maturity:

Uncommitted Hedging:	Minimum 25% Maximum 75% of forecast USD sales

Committed Hedging:	Maximum 30% of forecast USD sales

•	24 to 36 months maturity:

Uncommitted Hedging:	Minimum 15% Maximum 50% of forecast USD sales

Committed Hedging:	Maximum 15% of forecast USD sales
:

PORTMAN LIMITED
A.B.N. 22 007 871 892

Corporate Information

Directors
Joseph Carrabba Richard Mehan David Gunning Donald Gallagher William Calfee Michael Perrott Malcolm Macpherson	Chairman Managing Director/CEO Director Director Director Independent Director Independent Director

Company Secretary

Leo Kipfstuhl

Registered Office

Level 11, The Quadrant
1 William Street
Perth  6000
WESTERN AUSTRALIA

Telephone:        (08) 9426 3333
Facsimile:          (08) 9426 3344

Internet site:      www.portman.com.au

At 30 September 2006 there were 175,690,073 Ordinary shares on issue.

Substantial Shareholders as at 30 September 2006

Cleveland-Cliffs Australia Pty Ltd
AMP Limited

Reporting Calendar

Anticipated release dates for information in 2006 and other important anticipated dates are as follows:

December 2006 Quarterly Report Annual Report	Late January 2007 Late February 2007